[BKD LLP LETTERHEAD]

Exhibit 16.3

United States Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Gentlemen:

We have read the statements made by Pioneer Financial Services, Inc. (the “Company”), which we understand will be filed with the Commission pursuant to Item 4.01 of Form 8-K on or about August 3, 2007.

We agree with the statements made with regard to BKD, LLP (“BKD”) that:

1.

On July 27, 2007, BKD resigned as the Company’s independent registered accounting firm of its own volition and a change of accountants was not recommended or approved by the Company’s board of directors or the audit or other committee of the board of directors and BKD’s resignation was not a result of any disagreement with the Company’s management or audit committee.

2.	BKD was retained to conduct the audit of the financial statements for the years ended September 30, 2006 and 2005 and the review of the related interim periods through June 30, 2007.
3.	BKD has been the Company’s auditors since the early 1990s.
4.

BKD’s reports on its audits of the consolidated financial statements of the Company as of and for the years ended September 30, 2006 and 2005 and on its limited reviews of the condensed consolidated financial statements of the Company as of and for the periods ended March 31, 2007 and December 31, 2006, did not contain adverse opinions or disclaimers of opinion and were not modified as to uncertainty, audit scope or accounting principles.

5.

There have not been any disagreements between the Company and BKD at any time during the past two years on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures that, if not resolved to BKD’s satisfaction, would have caused BKD to make reference to the subject matter of the disagreement in connection with its accountants’ reports.

6.	BKD is furnishing the Company with this letter addressed to the Commission to be filed as an exhibit to Form 8-K.

We have no information or other basis to, and do not, agree or disagree with other statements made by the Company in such Form 8-K.

/s/ BKD, LLP

Kansas City, Missouri

August 3, 2007